Exhibit 99.1

SYNERGETICS USA, INC.
3845 Corporate Centre Drive
O’Fallon, Missouri 63368
(636) 939-5100
http://www.synergeticsusa.com
Pamela G. Boone, Chief Financial Officer

SYNERGETICS USA TO BE ACQUIRED BY VALEANT PHARMACEUTICALS

O’FALLON, MO – (September 2, 2015) – Synergetics USA, Inc. (NASDAQ: SURG) and Valeant Pharmaceuticals International (“Valeant”), a wholly-owned subsidiary of Valeant Pharmaceuticals International, Inc. (NYSE/TSX:VRX), today announced that they have entered into a definitive agreement under which Valeant will acquire Synergetics for $6.50 per share in cash. In addition to the upfront cash payment, Synergetics stockholders will receive additional cash payments of up to $1.00 per share if specified sales milestones are achieved following the closing.  The transaction is expected to close in the fourth quarter of 2015 and is subject to customary closing conditions and regulatory approvals.

The $6.50 per share cash consideration represents a 48.1% premium to Synergetics' closing share price on September 1, 2015, the last trading day prior to announcement, and a 39.6% premium to the three-month average trading price.

“We are pleased to reach an agreement with Valeant, which is a logical partner to maximize our Company’s growth opportunities and, importantly, this agreement creates immediate and compelling value for our shareholders,” said David M. Hable, the Company’s President and Chief Executive Officer. “The combined strengths of both companies will expand the breadth of our offerings and create a more effective competitor that is better able to meet our customers’ needs in the ophthalmology and neurosurgery markets."

Under the terms of the agreement, Valeant will promptly commence a tender offer to acquire all outstanding shares of Synergetics’ common stock for $6.50 per share in cash plus one contingent value right entitling the stockholder to receive up to $1.00 per share if specified sales thresholds for Synergetics are achieved following the closing.  The details of the contingent cash consideration payments are as follows:

•	$0.50 per share in cash payable upon sales of the Company’s ophthalmology products achieving $55 million on a trailing four calendar quarter basis prior to June 30, 2018; and
•	$0.50 per share in cash payable upon sales of the Company’s ophthalmology products achieving $65 million on a trailing four calendar quarter basis prior to June 30, 2018, with a pro-rata portion payable for net sales above $55 million but less than $65 million.

Following the successful completion of the tender offer, Valeant will acquire all remaining shares not tendered in the tender offer through a second-step merger at the same price and with the obligation to make the same contingent cash consideration payments as are made to stockholders tendering their shares in the tender offer. The tender offer and withdrawal rights are expected to expire at 12:00 midnight, New York City time on the 20th business day after the launch of the tender offer, unless extended in accordance with the merger agreement and the applicable rules and regulations of the U.S. Securities and Exchange Commission.

The consummation of the tender offer is subject to various conditions, including a minimum tender of a majority of outstanding Synergetics’ shares on a fully-diluted basis, the expiration or termination of any applicable waiting periods under applicable competition laws, and other customary conditions. The Board of Directors of Synergetics unanimously approved the transaction.

William Blair & Company, L.L.C. acted as the financial advisor to Synergetics, and Armstrong Teasdale LLP acted as legal advisor to Synergetics.  Skadden, Arps, Slate, Meagher & Flom LLP acted as legal advisor to Valeant.

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About Synergetics USA, Inc.

Synergetics USA, Inc. (“Synergetics” or the “Company”) is a leading supplier of precision surgical devices. The Company’s primary focus is on the surgical disciplines of ophthalmology and neurosurgery. Our distribution channels include a combination of direct and independent sales organizations and important strategic alliances with market leaders. The Company’s product lines focus upon precision engineered, disposable and reusable devices, procedural kits, and the delivery of various energy modalities for the performance of less invasive surgery including: (i) laser energy, (ii) ultrasonic energy, (iii) radio frequency for electrosurgery and lesion generation and (iv) visible light energy for illumination, and where applicable, simultaneous infusion (irrigation) of fluids into the operative field. The Company’s website address is www.synergeticsusa.com.

About Valeant

Valeant Pharmaceuticals International, Inc. is a multinational specialty pharmaceutical company that develops, manufactures and markets a broad range of pharmaceutical products primarily in the areas of dermatology, gastrointestinal disorder, eye health, neurology and branded generics. More information about Valeant can be found at www.valeant.com.

Forward-Looking Statements

Some statements in this release may be “forward-looking statements” for the purposes of the Private Securities Litigation Reform Act of 1995.  In some cases forward-looking statements can be identified by words such as “believe,” “expect,” “anticipate,” “plan,” “potential,” “continue” or similar expressions.  Such forward-looking statements include risks and uncertainties, and there are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements.  These factors, risks and uncertainties are discussed in the Synergetics Annual Report on Form 10-K for the year ended July 31, 2014 as updated from time to time in our filings with the Securities and Exchange Commission (“SEC”).  Synergetics is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.

IMPORTANT INFORMATION FOR INVESTORS AND SECURITY HOLDERS

A tender offer for the outstanding shares of Synergetics has not yet commenced. This communication is not an offer to buy or the solicitation of an offer to sell any securities. A solicitation and an offer to buy shares of Synergetics will be made only pursuant to an offer to purchase and related materials that Blue Subsidiary Corp, a wholly owned subsidiary of Valeant, intends to file with the “SEC”. When the tender offer is commenced, Blue Subsidiary Corp. will file a Tender Offer Statement on Schedule TO with the SEC, and thereafter Synergetics will file a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer. Investors and stockholders are urged to read the Tender Offer Statement (including the offer to purchase, the related letter of transmittal and other offer documents) and the Solicitation/Recommendation Statement on Schedule 14D-9 when they become available, as well as other documents filed with the SEC, because they will contain important information. The Tender Offer Statement and Solicitation/Recommendation Statement on Schedule 14D-9 (when available) will be sent free of charge to Synergetics stockholders, and these and other materials filed with the SEC may also be obtained from Synergetics upon written request to the Investor Relations Department, 3845 Corporate Centre Drive, O’Fallon, Missouri 63368, telephone number (636) 939-5100 or from Synergetics’ website, http://synergeticsusa.com. In addition, all of these materials (and all other documents filed with the SEC) will be available at no charge from the SEC through its website at www.sec.gov, or by directing requests for such materials to the information agent for the offer, which will be named in the tender offer statement.

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